UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2012

MARLBOROUGH SOFTWARE DEVELOPMENT HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-5462	45-3751691
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

500 Nickerson Road Marlborough, Masschusetts		01752
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 520-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On October 10, 2012, Marlborough Software Development Holdings Inc. (the “Company”) completed a private placement of securities with two accredited investors, including Amos Kaminski, a member of the board of directors of the Company (collectively, the “Purchasers”). The offer and sale of the securities (“the Offering”) was completed pursuant a securities purchase agreement by and between the Company and the Purchasers entered into as of October 10, 2012 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company agreed to issue and sell 597,014 shares of its 6.5% Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) and warrants (the “Warrants”) to purchase up to 2,985,070 shares of the Company’s common stock (the “Warrant Shares”). The Series A Preferred Stock accumulates a preferred dividend at a rate of 6.5% per annum, has a liquidation preference of $3.35 plus accrued and unpaid dividends, ranks senior to the Company’s common stock, is redeemable upon certain events but in no event later than the five year anniversary of the date of issuance, and has such other rights, privileges and preferences as are set forth in the Certificate of Designation (the “Certificate of Designation”) for the Series A Preferred Stock which is filed as Exhibit 3.1 herewith and incorporated herein by reference.

The Purchase Agreement provides that the securities will be sold in units (the “Units”) at a price of $3.35 per unit, with each unit consisting of one (1) share of Series A Preferred Stock and a warrant to purchase five (5) shares of the Company’s common stock, for an aggregate offering price of approximately $2 million. In addition, the Purchase Agreement provides for the issuance of an additional 447,761 Units for additional purchase consideration of approximately $1.5 million upon the Company’s achievement of certain revenue and earnings targets for the six months ending June 30, 2013. The Purchase Agreement also requires the Company to file a registration statement with the Securities and Exchange Commission covering the resale by the Purchasers of the Warrant Shares issuable upon exercise of the Warrants issued in the Offering on or prior to March 31, 2013. The Purchase Agreement contain customary representations, warranties, and indemnification by the Company. A copy of the Purchase Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

In connection with the Offering, the Company has granted to the Purchasers preemptive rights to participate in future securities offerings by the Company. These preemptive rights terminate five years from the date of issuance of the Series A Preferred Stock or upon the occurrence of certain specified events, including the earlier redemption of the Series A Preferred Stock or a listing of the Company’s common stock on a U.S. national securities exchange with a market capitalization of $40 million.

The Warrants are exercisable for a term of ten (10) years and have an exercise price of $0.67 per share and may also be exercised pursuant to a cashless exercise. The Warrants contain customary provisions for anti-dilution adjustments in the event of recapitalization or reorganization events of the Company or in the event of a subsequent financing at less than $0.67 per share. These anti-dilution protections terminate five years from the date of issuance of the Warrants or upon the occurrence of certain specified events, including the earlier redemption of the Series A Preferred Stock or a listing of the Company’s common stock on a U.S. national securities exchange with a market capitalization of $40 million. A copy of Form of Warrant issued to the Purchasers in the Offering pursuant to the Purchase Agreement is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

The Company issued a press release announcing the completion of the Offering on October 11, 2012. A copy of that press release is filed herewith as Exhibit 99.1. The Company intends to use the proceeds of the Offering for general corporate purposes and working capital.

Item 3.02. Unregistered Sales of Equity Securities.

See Item 1.01 of this Form 8-K, which is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the completion of the Offering and the issuance and sale of the Units consisting of shares of Series A Preferred Stock and the Warrants, on October 10, 2012, the Company filed the Certificate of Designation with the Secretary of State of the State of Delaware. The Certificate of Designation sets forth the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock. See Item 1.01 of this Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2012	MARLBOROUGH SOFTWARE DEVELOPMENT HOLDINGS INC.

	By:	/s/ James Dore
James Dore
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Certificate of Designation of 6.5% Series A Redeemable Preferred Stock.

10.1*	Securities Purchase Agreement, dated October 10, 2012, by and between the Company and the purchasers listed in Annex A thereto.

10.2*	Form of Common Stock Purchase Warrant dated as of October 10, 2012.

99.1*	Press Release of Marlborough Software Development Holdings Inc. dated October 11, 2012.

*	Filed herewith.

5